Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Luna Gold Corp.

We consent to the use of our report dated March 19, 2004, with respect to the consolidated balance sheets of Luna Gold Corp. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 2003 and 2002 and for the period from January 20, 2003 (inception of new business) to December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 19, 2004 contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ "KPMG LLP"
Chartered Accountants
Vancouver, Canada
August 23, 2004